Exhibit 5.9

April 12, 2013

Reliance Steel & Aluminum Co.

350 South Grand Avenue, Suite 5100

Los Angeles, CA 90071

Ladies and Gentlemen:

We have acted as special counsel to Viking Materials, Inc., a Minnesota corporation (the “Company”), and have acted as such in connection with the offering by Reliance Steel & Aluminum Co., a California corporation (“Reliance”), of its 4.500% Senior Notes due 2023 (the “Notes”), pursuant to the registration statement on Form S-3 (File No. 333-187666) (the “Registration Statement”) and the prospectus contained therein filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as supplemented by the prospectus supplement dated April 9, 2013 relating to the Notes (with the supplement, the “Prospectus”). The Notes are to be issued pursuant to an Indenture among Reliance, the subsidiary guarantors named therein (the “Guarantors”) and Wells Fargo Bank, N.A., as trustee, dated April 12, 2013, as supplemented by a First Supplemental Indenture thereto dated April 12, 2013 (as supplemented, the “Indenture”). The Notes are to be guaranteed by the Company and each of the other Guarantors (the “Guarantees”).

In connection with the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Indenture, the Company’s Articles of Incorporation and Bylaws (each as amended to the date hereof, and as certified by an officer of the Company as of the date hereof), and such agreements, documents, certificates and statements of government officials and other papers as we have deemed necessary or advisable as a basis for such opinions.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein, which we have not independently established or verified, we have relied upon statements and representations of officers and representatives of the Company.

Based upon the foregoing, it is our opinion that:

1.                                      The Company is a corporation validly existing and in good standing under the laws of the State of Minnesota.

2.                                      The Company has the corporate power under the laws of the State of Minnesota to create, enter into and perform its obligations under the Indenture.

3.                                      The Indenture and the Guarantee therein have been duly authorized by all necessary corporate action on the part of the Company.

The foregoing opinions are limited to the laws of the State of Minnesota.  We express no opinion as to the laws of any other state or jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to Reliance’s current report on Form 8-K on the date hereof and its incorporation by reference into the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.  Davis Polk & Wardwell LLP, special counsel to Reliance, may rely upon this opinion in connection with the offering of the Notes and the Guarantees.

Very truly yours,

FREDRIKSON & BYRON, P.A.

By:	/s/ Melodie R. Rose
Its Vice President